EverBank Financial Corp Announces Fourth Quarter and Full Year 2016 Financial Results

JACKSONVILLE, FL, January 27, 2017 - EverBank Financial Corp (NYSE: EVER) announced today its financial results for the fourth quarter and the year ended December 31, 2016.
GAAP net income available to common shareholders was $55.8 million for the fourth quarter 2016, compared to $34.6 million for the third quarter 2016 and $42.6 million for the fourth quarter 2015. GAAP diluted earnings per share were $0.43 for the fourth quarter 2016, compared to $0.27 in the third quarter 2016 and $0.34 in the fourth quarter 2015. Adjusted net income1 available to common shareholders was $44.1 million for the fourth quarter 2016, compared to $51.6 million for the third quarter 2016 and $42.9 million for the fourth quarter 2015. Adjusted diluted earnings per common share1 in the fourth quarter 2016 were $0.34 compared to $0.40 in the third quarter 2016 and $0.34 in the fourth quarter 2015.
For the year ended 2016, GAAP net income available to common shareholders was $134.8 million, compared to $120.4 million for the year ended 2015. GAAP diluted earnings per share were $1.06 in 2016, compared to $0.95 in 2015. Adjusted net income available to common shareholders1 was $176.0 million in 2016, compared to $154.6 million in 2015. Adjusted diluted earnings per common share1 were $1.38 in 2016, compared to $1.22 in 2015.
Fourth Quarter and Full Year 2016 Key Highlights

•	Total assets of $27.8 billion at December 31, 2016, a decrease of 3% compared to the prior quarter and an increase of 5% year over year.

•	Portfolio loans held for investment (HFI) of $23.6 billion at December 31, 2016, a decrease of 2% compared to the prior quarter and an increase of 6% year over year.

•
Total originations of $2.7 billion in the quarter, a decrease of 17% compared to the prior quarter and 16% year over year. Full year 2016 total originations of $11.6 billion, a decrease of 12% year over year.

•	Total deposits of $19.6 billion at December 31, 2016, flat compared to the prior quarter and up 8% year over year.

•	Net interest margin of 2.80% for the quarter, a decrease of 0.01% compared to the prior quarter.

•	GAAP return on average equity (ROE) was 12.3% for the quarter and 7.7% for the full year. Adjusted ROE[1] was 9.8% for the quarter and 10.1% for the full year.

•	Tangible common equity per common share[1] of $14.31 at December 31, 2016, an increase of 7% year over year.

•	Adjusted non-performing assets to total assets[1] were 0.70% at December 31, 2016. Annualized net charge-offs to average total loans and leases held for investment were 0.15% for the quarter.

•	Consolidated common equity Tier 1 capital ratio of 10.5% and bank Tier 1 leverage ratio of 8.0% as of December 31, 2016.

•	On November 9, 2016, the Company’s stockholders voted to approve the Company's acquisition by Teachers Insurance and Annuity Association of America.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Balance Sheet
Total assets were $27.8 billion at December 31, 2016, a decrease of $0.9 billion, or 3%, compared to the prior quarter and an increase of $1.2 billion, or 5%, year over year. The quarter over quarter decrease was driven by a $0.7 billion, or 32%, decrease in loans held for sale and a $0.4 billion, or 2%, decrease in portfolio loans HFI.
Portfolio Loans and Leases HFI
The following table presents total portfolio loans and leases HFI by product type:

($ in millions)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	% Change (Q/Q)	% Change (Y/Y)
Consumer Banking:
Residential loans	$6,564	$6,654	$7,502	(1)%	(13)%
Government insured pool buyouts	5,250	5,139	4,215	2%	25%
Total residential mortgages	11,814	11,793	11,717	—%	1%
Home equity and other	1,244	1,173	502	6%	148%
Total Consumer Banking	13,058	12,966	12,219	1%	7%

Commercial Banking:
Commercial real estate and other commercial loans	3,757	3,882	3,955	(3)%	(5)%
Mortgage warehouse finance	2,593	3,077	2,373	(16)%	9%
Lender finance	1,590	1,496	1,280	6%	24%
Commercial and commercial real estate	7,939	8,454	7,608	(6)%	4%
Equipment financing receivables	2,560	2,512	2,401	2%	7%
Total Commercial Banking	10,499	10,967	10,009	(4)%	5%

Total Loans HFI	$23,557	$23,933	$22,227	(2)%	6%

Total Consumer Banking loans HFI increased $92 million, or 1%, compared to the prior quarter and increased $0.8 billion, or 7%, year over year, to $13.1 billion. Total residential mortgages remained flat compared to the prior quarter at $11.8 billion. Home equity lines and other increased $71 million, or 6%, compared to the prior quarter to $1.2 billion.
Total Commercial Banking loans and leases HFI decreased $468 million, or 4%, compared to the prior quarter and increased $490 million, or 5%, year over year to $10.5 billion. Equipment financing receivables increased $48 million, or 2%, compared to prior quarter to $2.6 billion, lender finance increased $94 million, or 6%, to $1.6 billion, mortgage warehouse finance decreased $484 million, or 16%, to $2.6 billion, and commercial real estate and other commercial loans decreased $125 million, or 3%, to $3.8 billion.

Loan and Lease Origination Activities
The following table presents total organic loan and lease origination information by product type:

($ in millions)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	% Change (Q/Q)	% Change (Y/Y)
Consumer originations
Conventional loans	$1,297	$1,662	$1,007	(22)%	29%
Prime jumbo loans	766	870	1,074	(12)%	(29)%
	2,063	2,532	2,081	(19)%	(1)%
Commercial originations
Commercial & commercial real estate	351	444	769	(21)%	(54)%
Equipment financing receivables	332	329	420	1%	(21)%
	684	774	1,189	(12)%	(42)%
Total originations	$2,746	$3,306	$3,270	(17)%	(16)%
Total originations were $2.7 billion for the fourth quarter of 2016, a decrease of 17% compared to the prior quarter and a decrease of 16% year over year. For the full year 2016, total originations were $11.6 billion, a decrease of 12% year over year. Consumer originations were $2.1 billion for the fourth quarter of 2016, a decrease of 19% compared to the prior quarter and 1% year over year. For the full year 2016, consumer originations were $8.8 billion, a decrease of 7% year over year. Commercial originations were $684 million for the fourth quarter of 2016, a decrease of 12% compared to the prior quarter, and 42% year over year. For the full year 2016, commercial originations were $2.8 billion, a decrease of 23% year over year.
Deposits and Other Funding
The following table presents total deposit balances by account type and segment:

($ in millions)	Dec 31, 2016	Sep 30, 2016	Dec 31, 2015	% Change (Q/Q)	% Change (Y/Y)
Noninterest-bearing demand	$1,751	$2,071	$1,141	(15)%	53%
Interest-bearing demand	3,924	3,585	3,709	9%	6%
Savings and money market accounts, excluding market-based	6,429	6,272	6,339	3%	1%
Global market-based accounts	657	681	717	(4)%	(8)%
Time, excluding market-based	6,877	7,034	6,336	(2)%	9%
Total deposits	$19,638	$19,643	$18,242	—%	8%

Consumer deposits	$15,032	$15,268	$14,054	(2)%	7%
Commercial deposits	4,606	4,375	4,188	5%	10%
Total deposits	$19,638	$19,643	$18,242	—%	8%
Total deposits were $19.6 billion at December 31, 2016, flat compared to the prior quarter and an increase of $1.4 billion, or 8%, year over year.
Total other borrowings were $5.5 billion at December 31, 2016, a decrease of $981 million, or 15%, compared to the prior quarter and a decrease of $371 million, or 6%, year over year.

Capital Strength
Total shareholders' equity was $2.0 billion at December 31, 2016, an increase of 6% quarter over quarter and 8% year over year. As of December 31, 2016, our consolidated common equity Tier 1 capital ratio was 10.5% and the bank’s Tier 1 leverage and total risk-based capital ratios were 8.0% and 13.4%, respectively. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines.
Credit Quality
Our adjusted non-performing assets1 were 0.70% of total assets at December 31, 2016, compared to 0.69% for the prior quarter and 0.53% at December 31, 2015. Net charge-offs during the fourth quarter of 2016 were $9 million, an increase of $3 million compared to the prior quarter and $5 million year over year. On an annualized basis, net charge-offs were 0.15% of total average loans and leases held for investment, compared to 0.10% for the prior quarter and 0.07% for the fourth quarter of 2015.
Income Statement Highlights
Revenue
Revenue was $264 million for the fourth quarter of 2016, an increase of $31 million, or 13%, from $233 million in the prior quarter. Excluding the change in valuation allowance on our mortgage servicing rights (MSR) and other one-time items, revenue would have been $243 million in the fourth quarter of 2016, a decrease of 13% compared to the prior quarter.
Net Interest Income
Net interest income was $189 million for the fourth quarter of 2016, a decrease of $0.1 million, or less than 1%, compared to the prior quarter. Average interest-earning assets increased $121 million, or less than 1%, compared to the prior quarter. Average interest-bearing liabilities decreased $417 million, or 2%, compared to the prior quarter.
Net interest margin decreased from 2.81% in the prior quarter to 2.80% for the fourth quarter of 2016, driven by a 0.05% increase in the average cost of total interest-bearing liabilities to 1.16% partially offset by a 0.01% increase in the interest-earning asset yield to 3.82%.
Noninterest Income
Noninterest income for the fourth quarter of 2016 was $75 million, an increase of $31 million, or 73%, compared to the prior quarter driven by higher levels of net loan servicing income. Net loan servicing income increased $44 million compared to the prior quarter to $26 million, driven by the change in valuation allowance on our MSR, which included a $21 million recovery in the fourth quarter compared to an impairment of $23 million in the prior quarter. Excluding the impact of the valuation allowance, net loan servicing income would have been $5 million in both the fourth quarter of 2016 and the prior quarter.
Gain on sale of loans was $28 million, a decrease of $15 million, or 35%, compared to the prior quarter, driven primarily by lower agency funding activity.
Noninterest Expense
Noninterest expense for the fourth quarter of 2016 was $152 million, a decrease of $10 million, or 6%, compared to the prior quarter. Salaries, commissions and employee benefits were $89 million, a decrease of $5 million, or 6%, compared to the prior quarter. General and administrative expense was $42 million, a decrease of $4 million, or 8%, compared to the prior quarter.
EverBank's efficiency ratio in the fourth quarter of 2016 was 57%, compared to 69% in the prior quarter. Excluding the impact of MSR valuation allowance recovery or impairment, transaction and other non-recurring expenses, EverBank's adjusted efficiency ratio1 was 62% for the fourth quarter compared to 61% in the prior quarter.

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Dividends
On January 26, 2017, the Company's Board of Directors declared a quarterly cash dividend of $0.06 per common share, payable on February 22, 2017, to stockholders of record as of February 13, 2017. Also on January 26, 2017, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on April 5, 2017, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of March 21, 2017.
About EverBank Financial Corp
EverBank Financial Corp, through its wholly-owned subsidiary EverBank, provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $27.8 billion in assets and $19.6 billion in deposits as of December 31, 2016. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to clients through the internet, over the phone, through the mail, at its Florida-based financial centers and at other business offices throughout the country. More information on EverBank can be found at https://about.everbank/investors.

Investor Relations
Scott Verlander
904.623.8455
Scott.Verlander@EverBank.com

Media Contact
Michael Cosgrove
904.623.2029
Michael.Cosgrove@EverBank.com

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity, including the adequacy of our cash flow from operations and borrowings to meet our short-term liquidity needs; our capital and liquidity requirements (including under regulatory capital standards, such as Basel III capital standards) and our ability to generate or raise capital; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher loan and lease charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification, refinancing and foreclosure; risk of individual claims or further fines, penalties, equitable remedies, or other enforcement actions relating to our mortgage related practices; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates affecting our mortgage banking business; our ability to comply with the amended consent order and the terms and conditions of our settlement of the Independent Foreclosure Review, including the associated costs; concentration of mass-affluent clients and jumbo mortgages; the effectiveness of the hedging strategies we use to manage our mortgage pipeline; the effectiveness of our derivatives to manage interest rate risk; delinquencies on our equipment leases and reductions in the resale value of leased equipment; increases in loan repurchase requests and our reserves for loan repurchases; failure to prevent a breach to our Internet-based system and online commerce security; soundness of other financial institutions; changes in currency exchange rates or other political or economic changes in certain foreign countries; the competitive industry and market areas in which we operate; historical growth rate and performance may not be a reliable indicator of future results; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions and dispositions; risks related to the continuing integration of acquired businesses; changes to generally accepted accounting principles; environmental liabilities with respect to properties that we take title to upon foreclosure; fluctuations in our stock price; the inability of our banking subsidiary to pay dividends; the possibility that the proposed merger (the “Merger”) with Teachers Insurance Annuity Association of America (“TIAA”) does not close when expected or at all because required regulatory or other approvals and conditions to closing are not received or satisfied on a timely basis or at all; the effect of the announcement or pendency of the Merger on our business relationships, operating results, and business generally; and risks that the proposed Merger disrupts our current plans and operations and potential difficulties in our employee retention as a result of the Merger.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

EverBank Financial Corp and Subsidiaries
Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	December 31, 2016	December 31, 2015
Assets
Cash and due from banks	$36,654	$55,300
Interest-bearing deposits in banks	754,784	527,151
Total cash and cash equivalents	791,438	582,451
Investment securities:
Available for sale, at fair value	485,836	555,019
Held to maturity (fair value of $90,037 and $105,448 as of December 31, 2016 and 2015, respectively)	89,457	103,746
Other investments	253,018	265,431
Total investment securities	828,311	924,196
Loans held for sale (includes $1,271,893 and $1,307,741 carried at fair value as of December 31, 2016 and 2015, respectively)	1,443,263	1,509,268
Loans and leases held for investment:
Loans and leases held for investment, net of unearned income	23,556,977	22,227,492
Allowance for loan and lease losses	(103,304)	(78,137)
Total loans and leases held for investment, net	23,453,673	22,149,355
Mortgage servicing rights (MSR), net	273,941	335,280
Premises and equipment, net	43,594	51,599
Other assets	1,003,866	1,048,877
Total Assets	$27,838,086	$26,601,026
Liabilities
Deposits:
Noninterest-bearing	$1,750,529	$1,141,357
Interest-bearing	17,887,699	17,100,685
Total deposits	19,638,228	18,242,042
Other borrowings	5,506,000	5,877,000
Trust preferred securities and subordinated notes payable	360,278	276,170
Accounts payable and accrued liabilities	317,248	337,493
Total Liabilities	25,821,754	24,732,705
Shareholders’ Equity
Series A 6.75% Non-Cumulative Perpetual Preferred Stock, $0.01 par value (liquidation preference of $25,000 per share; 10,000,000 shares authorized and 6,000 issued and outstanding at December 31, 2016 and 2015)	150,000	150,000
Common Stock, $0.01 par value (500,000,000 shares authorized at December 31, 2016 and 2015; 127,036,740 and 125,020,843 issued and outstanding at December 31, 2016 and 2015, respectively)	1,270	1,250
Additional paid-in capital	905,573	874,806
Retained earnings	1,011,011	906,278
Accumulated other comprehensive income (loss) (AOCI), net of benefit for income taxes of $32,305 and $39,893 at December 31, 2016 and 2015, respectively	(51,522)	(64,013)
Total Shareholders’ Equity	2,016,332	1,868,321
Total Liabilities and Shareholders’ Equity	$27,838,086	$26,601,026

EverBank Financial Corp and Subsidiaries
Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Interest Income
Interest and fees on loans and leases	$250,138	$226,567	$966,966	$847,644
Interest and dividends on investment securities	7,597	7,807	28,685	30,796
Other interest income	664	258	2,013	803
Total interest income	258,399	234,632	997,664	879,243
Interest Expense
Deposits	41,273	35,495	158,713	127,399
Other borrowings	27,632	24,097	108,601	83,501
Total interest expense	68,905	59,592	267,314	210,900
Net Interest Income	189,494	175,040	730,350	668,343
Provision for loan and lease losses	21,967	10,124	48,968	38,187
Net Interest Income after Provision for Loan and Lease Losses	167,527	164,916	681,382	630,156
Noninterest Income
Loan servicing fee income	22,633	26,905	92,525	117,763
Amortization of mortgage servicing rights	(18,129)	(15,085)	(68,586)	(71,150)
Recovery (impairment) of mortgage servicing rights	21,192	89	(61,392)	(31,986)
Net loan servicing income (loss)	25,696	11,909	(37,453)	14,627
Gain on sale of loans	28,184	24,679	132,009	125,927
Loan production revenue	6,495	5,131	25,715	22,574
Deposit fee income	1,649	3,069	8,763	14,015
Other lease income	4,284	4,840	15,886	14,716
Other	8,502	8,222	22,145	23,521
Total noninterest income	74,810	57,850	167,065	215,380
Noninterest Expense
Salaries, commissions and other employee benefits expense	88,736	90,456	369,350	367,580
Equipment expense	15,514	15,363	63,316	62,242
Occupancy expense	5,867	7,313	25,695	27,004
General and administrative expense	41,795	39,729	160,586	181,551
Total noninterest expense	151,912	152,861	618,947	638,377
Income before Income Taxes	90,425	69,905	229,500	207,159
Provision for Income Taxes	32,104	24,759	84,569	76,633
Net Income	$58,321	$45,146	$144,931	$130,526
Net Income Allocated to Preferred Stock	(2,531)	(2,531)	(10,125)	(10,125)
Net Income Allocated to Common Shareholders	$55,790	$42,615	$134,806	$120,401
Net Earnings per Common Share, Basic	$0.44	$0.34	$1.07	$0.97
Net Earnings per Common Share, Diluted	$0.43	$0.34	$1.06	$0.95
Dividends Declared Per Common Share	$0.06	$0.06	$0.24	$0.20

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Efficiency Ratio, Adjusted Return on Equity, Tangible Shareholders’ Equity, Tangible Common Shareholders' Equity, Tangible Common Equity Per Common Share, Tangible Assets and Adjusted Non-Performing Asset Ratio are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures provide meaningful additional information about the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition, the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

Adjusted Net Income
	Three Months Ended
(dollars in thousands, except per share data)	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Net income	$58,321	$37,131	$21,555	$27,924	$45,146
Gain on repurchase of trust preferred securities, net of tax	—	—	(916)	—	—
Transaction expense and non-recurring regulatory related expense, net of tax	1,545	4,220	187	(43)	(1,849)
Increase (decrease) in Bank of Florida non-accretable discount, net of tax	22	—	(201)	(14)	—
MSR impairment (recovery), net of tax	(13,140)	14,365	22,861	13,976	(55)
Restructuring cost, net of tax	(95)	(1,589)	(442)	438	2,219
Adjusted net income	$46,653	$54,127	$43,044	$42,281	$45,461
Adjusted net income allocated to preferred stock	2,531	2,532	2,531	2,531	2,531
Adjusted net income allocated to common shareholders	$44,122	$51,595	$40,513	$39,750	$42,930
Adjusted net earnings per common share, basic	$0.35	$0.41	$0.32	$0.32	$0.34
Adjusted net earnings per common share, diluted	$0.34	$0.40	$0.32	$0.32	$0.34
Weighted average common shares outstanding:
(units in thousands)
Basic	126,175	125,382	125,294	125,125	124,983
Diluted	128,912	127,453	126,612	126,045	126,980

Adjusted Efficiency Ratio
	Three Months Ended
(dollars in thousands)	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Net interest income	$189,494	$189,635	$177,440	$173,781	$175,040
Noninterest income	74,810	43,334	19,168	29,753	57,850
Total revenue	264,304	232,969	196,608	203,534	232,890
Adjustment items (pre-tax):
Gain on repurchase of trust preferred securities	—	—	(1,478)	—	—
MSR impairment (recovery)	(21,192)	23,170	36,872	22,542	(89)
Restructuring cost	(4)	—	(129)	—	160
Adjusted total revenue	$243,108	$256,139	$231,873	$226,076	$232,961

Noninterest expense	$151,912	$161,765	$155,840	$149,430	$152,861
Adjustment items (pre-tax):
Transaction expense and non-recurring regulatory related expense	(2,492)	(6,806)	(302)	69	2,981
Restructuring cost	149	2,563	584	(706)	(3,419)
Adjusted noninterest expense	$149,569	$157,522	$156,122	$148,793	$152,423

GAAP efficiency ratio	57%	69%	79%	73%	66%
Adjusted efficiency ratio	62%	61%	67%	66%	65%

EverBank Financial Corp and Subsidiaries

Regulatory Capital(1) (bank level)
(dollars in thousands)			Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Shareholders’ equity			$2,261,883	$2,161,524	$2,124,090	$2,123,612	$2,050,456
Less:	Goodwill and other intangibles		(47,152)	(47,227)	(47,318)	(47,401)	(47,143)
	Disallowed servicing asset		—	—	—	(8,618)	(17,719)
Add:	Accumulated losses on securities and cash flow hedges		51,018	100,140	107,834	95,611	62,887
Tier 1 capital		(A)	2,265,749	2,214,437	2,184,606	2,163,204	2,048,481
Add:	Allowance for loan and lease losses		104,143	90,948	84,994	84,134	78,789
Total regulatory capital		(B)	$2,369,892	$2,305,385	$2,269,600	$2,247,338	$2,127,270

Adjusted total assets		(C)	$28,208,963	$28,189,485	$26,946,525	$26,232,737	$25,281,658
Risk-weighted assets		(D)	17,677,886	18,435,220	17,998,277	17,362,622	17,133,084

Tier 1 leverage ratio		(A)/(C)	8.0%	7.9%	8.1%	8.2%	8.1%
Tier 1 risk-based capital ratio		(A)/(D)	12.8%	12.0%	12.1%	12.5%	12.0%
Total risk-based capital ratio		(B)/(D)	13.4%	12.5%	12.6%	12.9%	12.4%

Regulatory Capital(1) (EFC consolidated)
(dollars in thousands)			Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Shareholders’ equity			$2,016,332	$1,895,556	$1,857,359	$1,855,903	$1,868,321
Less:	Preferred stock		(150,000)	(150,000)	(150,000)	(150,000)	(150,000)
	Goodwill and other intangibles		(47,152)	(47,227)	(47,318)	(47,401)	(47,143)
	Disallowed servicing asset		(6,593)	(3,060)	(16,132)	(33,609)	(30,959)
Add:	Accumulated losses on securities and cash flow hedges		51,522	100,833	108,733	96,789	64,013
Common tier 1 capital		(E)	1,864,109	1,796,102	1,752,642	1,721,682	1,704,232
Add:	Preferred stock		150,000	150,000	150,000	150,000	150,000
Add:	Additional tier 1 capital (trust preferred securities)		98,750	98,750	98,750	103,750	103,750
Tier 1 capital		(F)	2,112,859	2,044,852	2,001,392	1,975,432	1,957,982
Add:	Subordinated notes payable		261,528	261,428	261,329	261,417	172,420
Add:	Allowance for loan and lease losses		104,143	90,948	84,994	84,134	78,789
Total regulatory capital		(G)	$2,478,530	$2,397,228	$2,347,715	$2,320,983	$2,209,191

Adjusted total assets		(H)	$28,215,972	$28,192,055	$26,917,493	$26,220,573	$25,286,802
Risk-weighted assets		(I)	17,686,099	18,448,080	17,990,693	17,349,099	17,131,756

Common equity tier 1 ratio		(E)/(I)	10.5%	9.7%	9.7%	9.9%	9.9%
Tier 1 leverage ratio		(F)/(H)	7.5%	7.3%	7.4%	7.5%	7.7%
Tier 1 risk-based capital ratio		(F)/(I)	12.0%	11.1%	11.1%	11.4%	11.4%
Total risk-based capital ratio		(G)/(I)	14.0%	13.0%	13.0%	13.4%	12.9%

EverBank Financial Corp and Subsidiaries

Tangible Equity, Tangible Common Equity, Tangible Common Equity Per Common Share and Tangible Assets
(dollars in thousands except share and per share amounts)	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Shareholders’ equity	$2,016,332	$1,895,556	$1,857,359	$1,855,903	$1,868,321
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	996	1,176	1,355	1,535	1,772
Tangible equity	1,968,477	1,847,521	1,809,145	1,807,509	1,819,690
Less:
Perpetual preferred stock	150,000	150,000	150,000	150,000	150,000
Tangible common equity	$1,818,477	$1,697,521	$1,659,145	$1,657,509	$1,669,690

Common shares outstanding at period end	127,036,740	125,437,973	125,324,413	125,247,099	125,020,843
Book value per common share	$14.69	$13.92	$13.62	$13.62	$13.74
Tangible common equity per common share	14.31	13.53	13.24	13.23	13.36

Total assets	$27,838,086	$28,703,045	$27,354,310	$26,641,399	$26,601,026
Less:
Goodwill	46,859	46,859	46,859	46,859	46,859
Intangible assets	996	1,176	1,355	1,535	1,772
Tangible assets	$27,790,231	$28,655,010	$27,306,096	$26,593,005	$26,552,395

Non-Performing Assets(1)
(dollars in thousands)	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015
Non-accrual loans and leases:
Consumer Banking:
Residential mortgages	$32,405	$33,607	$27,580	$28,644	$32,218
Home equity lines and other	7,083	6,741	6,678	6,151	3,339
Commercial Banking:
Commercial and commercial real estate	102,255	106,790	65,962	66,945	71,913
Equipment financing receivables	41,141	37,677	28,833	26,676	17,407
Total non-accrual loans and leases	182,884	184,815	129,053	128,416	124,877
Total non-performing loans (NPL)	182,884	184,815	129,053	128,416	124,877
Other real estate owned (OREO)	11,390	11,866	13,477	14,072	17,253
Total non-performing assets (NPA)	194,274	196,681	142,530	142,488	142,130
Troubled debt restructurings (TDR) less than 90 days past due	14,118	14,865	14,760	15,814	16,425
Total NPA and TDR(1)	$208,392	$211,546	$157,290	$158,302	$158,555

Total NPA and TDR	$208,392	$211,546	$157,290	$158,302	$158,555
Government insured 90 days or more past due still accruing	3,725,159	3,706,213	3,211,913	3,255,744	3,199,978
Loans accounted for under ASC 310-30:
90 days or more past due	3,437	3,823	4,130	4,858	5,148
Total regulatory NPA and TDR	$3,936,988	$3,921,582	$3,373,333	$3,418,904	$3,363,681
Adjusted credit quality ratios excluding government insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	0.73%	0.71%	0.52%	0.54%	0.53%
NPA to total assets	0.70%	0.69%	0.52%	0.53%	0.53%
NPA and TDR to total assets	0.75%	0.74%	0.58%	0.59%	0.60%
Credit quality ratios including government insured loans and loans accounted for under ASC 310-30:
NPL to total loans	15.71%	15.01%	13.59%	14.23%	14.08%
NPA to total assets	14.09%	13.61%	12.28%	12.77%	12.58%
NPA and TDR to total assets	14.14%	13.66%	12.33%	12.83%	12.64%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans and foreclosed property.